SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. ________)

Filed  by  the  Registrant                             /X/
Filed  by  a  party  other  than  the  Registrant     / /

Check  the  appropriate  box:

/ /     Preliminary  Proxy  Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /     Definitive  Proxy  Statement
/X/     Definitive  Additional  Materials
/ /     Soliciting  Material  Pursuant  to  Rule  14a-12


 [Graphic Omitted]             MERCER INTERNATIONAL INC.
                  (Name of Registrant as Specified in its Charter)

Payment  of  Filing  Fee  (Check  the  appropriate  box):

/X/     No  fee  required.

/ /     Fee  computed  on  table  below per Exchange Act Rules 14a-6(i)(1) and
        0-11.

        (1)  Title of each  class  of securities to which transaction applies:

        (2)  Aggregate number of  securities  to  which  transaction  applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4)  Proposed  maximum  aggregate  value  of  transaction:

        (5)  Total  fee  paid:

/ /     Fee  paid  previously  with  preliminary  materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)  Amount  Previously  Paid:

        (2)  Form,  Schedule  or  Registration  Statement  No.:

        (3)  Filing  Party:

        (4)  Date  Filed:

                              MERCER INTERNATIONAL INC.


June  30,  2003

Dear  Valued  Shareholders:

     Your board of trustees (the "Board") of Mercer International Inc. ("Mercer" or the "Company") has received and considered preliminary proxy materials (the "Greenlight Statement") filed by a hedge fund, Greenlight Capital LLC and Greenlight Capital, Inc. ("Greenlight"), with the Securities and Exchange Commission (the "SEC") on June 20, 2003 indicating its intention to nominate its own slate of two nominees to the Board at the annual meeting of shareholders (the "Meeting"). Following its consideration, the Board determined that:

* The election of Greenlight's nominees is not in the best interests of Mercer and its shareholders. We strongly recommend that you vote to elect management's nominees, Per Gundersby and Michel Arnulphy, to the Board.

* This is the most critical time in the Company's history as it fundamentally transforms its business to significantly increase its assets, revenues and earnings potential. The cornerstone of this plan is the Stendal project, a greenfield construction of a 552,000 tonne per annum kraft pulp mill (the "Stendal mill") near Stendal, Germany. In relation to the Stendal mill, Mercer is pursuing a refinancing (the "Refinancing") of two bridge loans (the "Bridge Loans") which were incurred in connection with Mercer's investment in the Stendal project. As of May 31, 2003, the Bridge Loans, including fees and accrued interest, aggregated approximately E54.4 million and mature commencing
October 2003. As a result of Greenlight's actions, which appear to be deliberately designed to derail or significantly delay the Refinancing, the Board has been forced to put the Refinancing on hold.

* Now is not the time to experiment with two inexperienced persons on the Board who lack knowledge about the Company's business and industry, do not have the support of other Board members or management and are receiving lucrative short-term pay packages directly from Greenlight. The election of such nominees to the Board could result in delays, other disruptions and potentially dissension at the highest levels of the Company. Such nominees may not be committed to the Company's long-term strategy, may have their own agenda to follow and will have to "learn" the business and industry. This could adversely impact the Company's ability to successfully complete the Refinancing, implement the Stendal project and consequently enhance shareholder value.

* In our previous discussions with Greenlight, we informed Greenlight of our intention to increase the size of the Board by adding up to two additional independent qualified trustees and using an independent search firm to identify qualified candidates. However, Greenlight insisted on having sole veto power over the new trustees. The Board cannot, as fiduciaries to all of its shareholders, simply rubber stamp the appointment of Greenlight's nominees. Any additional independent trustees must be acceptable to the Board and, ultimately, to all of Mercer's shareholders and not just one minority shareholder.

* We are disappointed by the opportunistic actions of Greenlight, in its attempt to take control over part of the Board at the most critical point in the Company's development and growth utilizing highly misleading and unsupported statements to impugn the integrity of management and the Board.

     We believe Mercer's success in enhancing operations and maximizing intrinsic value for our shareholders offers the best rebuttal to the criticisms put forth by Greenlight. We encourage you to review the detailed information below, which outlines our position in greater detail.

MERCER

* Mercer's mission has always been to build long-term shareholder value. In recent years, the Company has undertaken significant actions to position Mercer as an efficient, low-cost pulp producer, which management and the Board believe to be the proper strategy to generate value in a commodity marketplace where prices are subject to wide fluctuations. Once the Stendal mill is completed, Mercer will operate two of the most efficient and lowest cost global NBSK pulp facilities, almost triple its aggregate annual pulp production capacity to approximately 852,000 tonnes and become one of the largest global market pulp producers.

* Mercer's strategic plan has not been challenged or disputed by Greenlight. In fact, it explicitly notes that the Company has valuable assets. These assets exist as a result of the current management team and the Board.

* Coincident with the growth and evolvement of Mercer, the Board has also demonstrated its commitment to enhance investor confidence and corporate governance by undertaking the following: (i) appointing a big-four accounting firm, Deloitte & Touche LLP, as the Company's new independent auditors effective as at the Meeting; (ii) voluntarily adopting a Code of Business Conduct and Ethics in advance of the prescribed time set out by the SEC; (iii) adopting a new Audit Committee Charter; (iv) successfully obtaining a listing of its shares of beneficial interest on the Toronto Stock Exchange, the senior stock exchange in Canada, in an effort to increase liquidity, and analyst and shareholder exposure, of its shares; (v) engaging a leading North American investment bank to lead a private placement of securities to effect the Refinancing; and (vi) seeking to increase the size of the Board by adding up to two additional independent qualified trustees in connection with the Company's expansion and growth.

     The Board believes that the most critical issues facing the Company and the enhancement of shareholder value are the successful management, completion and start-up of the Stendal mill and the Refinancing.

DISCUSSIONS  WITH  GREENLIGHT

     In connection with Mercer's proposed private placement of securities to complete the Refinancing, management met with Greenlight to provide it with an opportunity to participate in the proposed offering. At this time, Greenlight discussed with Mercer its desire to appoint two additional trustees to the Board.

* The Board advised that it is committed to enhancing its independence, was already seeking to increase its size by adding up to two additional qualified independent trustees and proposed utilizing an independent search firm to identify qualified candidates.

* Greenlight, however, wanted the sole right to veto the two additional trustees. The Company declined, but offered instead to institute a veto right by a majority of specified security holders.

*    Greenlight  rejected  this  reasonable  compromise.

* Greenlight never approached the Company with any proposed nominees and chose instead to file the Greenlight Statement.

     While Greenlight is Mercer's largest shareholder, with a 14.9% interest, the Board cannot, as fiduciaries to all of its shareholders, simply rubber stamp the appointment of Greenlight's handpicked designees. The Board strongly believes that additional independent trustees must be acceptable to the Board and, ultimately, to all Mercer shareholders and not just one minority shareholder.

     Greenlight has asked you to elect its handpicked nominees who have no specified plans for Mercer. Your Board believes that it would not be constructive to allow two disruptive nominee trustees to be elected to the Board in the midst of the Refinancing, the completion of the Stendal project and the current challenging market conditions. The Board is fully aware of its fiduciary duties and will continue to consider strategic opportunities for the benefit of all shareholders.

INFORMATION  REGARDING  GREENLIGHT  AND  ITS  NOMINEES

     We firmly believe that the actions Greenlight has taken could result in a significant obstacle in the successful execution of our operating strategy. Shareholders should also be informed about the background of Greenlight and its nominees in order to gain insight into the motives and true objectives of Greenlight.

* Greenlight has been a shareholder of Mercer for many years. During that time, the hedge fund has actively participated in quarterly earnings calls and has been visited regularly by management to review the Company and discuss any issues or concerns. Not until very recently did Greenlight ever mention any concerns with respect to governance matters or otherwise.

* Greenlight's actions have already resulted in the temporary suspension of our previously announced proposed offering of $65 million of convertible notes or equity based securities. As the Company will face a E15 million principal payment, plus fees and interest, in the next few months, it is critical that the Refinancing be completed. In the event the Company does not effect the Refinancing, it will be in default under the Bridge Loans. This could very well trigger default provisions on other debt obligations of the Company. If the proposed offering cannot continue, management will be forced to seek refinancing through other, less financially attractive means that will negatively impact shareholder value.

* Despite the obvious negative effect of Greenlight's actions on the Refinancing, Greenlight has not presented an alternative financing plan for the Company. We, therefore, are concerned that Greenlight's ultimate goal may be to force the Company into onerous financing arrangements with, or arranged by, Greenlight which would ensure that any cash flow generated from Mercer would be captured by Greenlight or its affiliates instead of all shareholders.

* In June 2001, the U.S. District Court for the District of Kansas ruled that Guy Adams violated federal securities laws by making false and misleading statements in his proxy materials to solicit votes for election to the board of directors of

Lone Star Steakhouse and Saloon, Inc. The court issued an injunction requiring Guy Adams to make corrective disclosure.

* Guy Adams and Saul Diamond, by their own admission, have no corporate experience, no experience in the pulp and paper industry, no international or European business experience and no board level experience on public companies with the complexity of Mercer.

* Given that the Greenlight nominees are being extremely well compensated by Greenlight, it is questionable whether they will represent the best interests of all shareholders or the interests of Greenlight who is providing them with substantial remuneration. Saul Diamond will receive a payment of $100,000 and Guy Adams will receive a payment of $75,000 from Greenlight. In addition, they are also being indemnified by Greenlight for all losses, fees and expenses. Each has also received substantial "in the money" stock options. Mr. Diamond received options on 50,000 shares at $4.53 per share exercisable for one year. Mr. Adams and the fund he controls received aggregate options on 325,000 shares at $4.53 per share exercisable until the later of 60 days or 30 days after the Meeting. Given the very short time frames for the exercise of the options, Messrs. Diamond and Adams will be motivated to focus on extremely short-term gains rather than the long-term value of Mercer.

     IN SHORT, GREENLIGHT'S ACTIONS APPEAR TO BE DELIBERATELY DESIGNED TO DERAIL OR SIGNIFICANTLY DELAY THE REFINANCING AND CREATE CONFLICT WITHIN OUR BOARD THAT MAY PERMIT IT TO EXERCISE OR ACQUIRE CONTROL. ARE THESE THE ACTIONS OF A PARTY INTERESTED IN INCREASING VALUE FOR ALL SHAREHOLDERS?

     WE DON'T THINK SO. DO NOT BE MISLED - GREENLIGHT WANTS CONTROL, NOT INDEPENDENT BOARD MEMBERS.

     Greenlight has also indicated it is asking to declassify the Board and eliminate the Company's poison pill. This would effectively enable Greenlight to acquire control of Mercer without paying any premium to the shareholders. The poison pill is for the protection of the shareholders as it ensures that the Company has time to adequately assess all potential offers and determine if the potential offers are in the best interests of the Company and its shareholders.

THE  GREENLIGHT  STATEMENT:  A  LITANY  OF MISLEADING AND UNSUPPORTED STATEMENTS

     The Greenlight Statement contains a number of unsupported allegations and misleading statements. The Board wishes to respond by noting the following:

* The Board has historically acted by way of consent resolutions, which require the unanimous consent of the Board, and which is expressly permitted by the Company's Declaration of Trust. The Company's trustees reside in North America, Europe and Asia and it is difficult to schedule meetings due to the time differences involved. Management reviews and discusses all material matters with the Board in groups or individually by telephone and other means on a regular basis. Upon reaching a consensus regarding matters to be approved, consent resolutions are circulated for signature to record such agreements. The Board is fully aware of its fiduciary duties and seeks to discharge such duties with the utmost diligence.

* Greenlight's criticism of Mercer's share price performance is unjustified. The Company's primary product is pulp which is largely a commodity product subject to wide price fluctuations. It is commonly known and accepted that the shares of all pulp producers trade relative to the underlying commodity price. When compared to its peer group in the pulp industry, Mercer's share price has performed relatively well.


                   COMPARABLE COMPANY TRADING PERFORMANCE

                                     PERCENTAGE PRICE CHANGE FROM
                        -------------------------------------------------------
COMPANY                 YEAR-TO-DATE     LAST SIX MONTHS     LAST TWELVE MONTHS
-------                 ------------     ---------------     ------------------
Tembec  Inc.               -29.7%            -29.0%                -45.8%
Pope  &  Talbot  Inc.      -27.4%            -24.2%                -42.3%
SFK  Pulp  Fund            -24.0%            -23.6%                 n/a
Mercer                      -7.8%             -9.3%                -37.8%
Canfor  Corporation         -6.5%             -3.4%                -23.3%
Aracruz  Cellulose  S.A      4.7%              8.8%                  1.0%


* The Board has always sought candidates who bring substantial industry or relevant experience. Given the changing needs and growth of the Company and the changing regulatory requirements that govern the Company, the Board has sought and continues to seek individuals who satisfy the needs of the Company and the new regulatory requirements with respect to independent trustees. Although the Company previously announced that two of its trustees, Messrs. Ryu and Moon, would not be seeking re-election, Mr. Moon has decided to continue on with the Company, for which the Board is grateful.

* In December 2001, the Company acquired Landqart AG, which operates a specialty paper mill, for approximately $2.7 million. At the time of acquisition, Landqart was, we believed, an undervalued asset that could be successfully developed through Mercer's hands-on management and the investment of capital. Subsequently, in August 2002, Mercer completed the closing of the financing of the Stendal project which required that Mercer invest approximately E65 million in the project company building the mill. This investment was made utilizing Mercer's cash on hand at the time and entering into the Bridge Loans. In light of the Mercer cash investment, the requirement to repay or refinance the Bridge Loans, the increasing tightness of the capital markets and the significant capital and working capital requirements of Landqart, management determined to focus its capital and resources on the Stendal project and the Refinancing.

* In December 2002, the Company reorganized its interest in Landqart by selling 20% of Landqart to an arm's length Swiss bank, Graubundner Kantonalbank, in consideration of the forgiveness of Landqart debt and subsequently contributed the balance of its interest to a limited partnership in exchange for a 49% interest therein. The reorganization of Landqart allowed Mercer to manage its capital requirements and participate and share in the upside of Landqart through its interest in the limited partnership.

* Given the modest value of the Landqart investment relative to Mercer's overall asset base, and Mercer's significant and continued participation in the limited partnership, the Board believed a fairness opinion was not necessary and a waste of corporate assets.

* Despite being advised in writing that Babington Ltd. is a wholly-owned subsidiary of Mercer, Greenlight has intentionally chosen to mislead shareholders by improperly reporting that Jimmy S.H. Lee controls Babington in an effort to discredit Mr. Lee as having conflicts of interest.

* Greenlight has historically complimented the Company's strategy and management team, including its Chief Executive Officer, Jimmy S.H. Lee, who has been largely responsible for the Company's strategy and the assembly of its assets. Greenlight is now, however, raising spurious allegations in order to try to discredit Mr. Lee and to justify its actions in trying to elect its own nominees, thereby controlling a portion of the Board. As such, the hedge fund improperly tries to make much out of Mr. Lee's non-executive directorship role with MFC Merchant Bank S.A. ("MFC Bank"), an affiliate of MFC Bancorp Ltd. Mr. Lee's role with MFC Bank is a non-executive one and, as such, he does not participate in its operations.

* Contrary to the Greenlight Statement, MFC Bank arranged a E30 million bridge loan used in connection with the financing of the Stendal project and placed it with other affiliates of which Mr. Lee is neither an officer nor a director. The Board finds such innuendo to be disingenuous in light of the broad acceptance of the merits of the Stendal project and the fact that it could not have been financed without such bridge loan.

* As publicly disclosed, Mercer owns an approximate 26% interest in Cade Struktur Corporation ("CSC") and Mr. Lee served as an officer and director of CSC from July 2001 to December 2002. During such time, Mr. Lee received no remuneration of any sort from CSC and did not have any ownership interest therein. At the time of the Landqart reorganization, involving a wholly-owned subsidiary of CSC, Mr. Lee was neither an officer nor a director of CSC.

* Contrary to the unfounded innuendo reported by Greenlight, the Company's former Chief Financial Officer resigned as a result of an ongoing criminal investigation relating to a European internet service provider called Ision Internet AG, of which he was the chief financial officer from November 1999 to approximately February 2002. Such investigation has nothing to do with Mercer or any of its other officers and trustees and Greenlight is fully aware of the same as it was reported in our Form 8-K filed on June 18, 2003.

* The innuendo relating to the Med Net International Inc. ("Med Net") disclosure can be clarified by the fact that the Med Net board unanimously concluded that the unsolicited takeover bid offer by MFC Bancorp Ltd. was inadequate from a financial point of view. In and of itself, the fact that the Med Net board did not endorse or recommend that the takeover bid be accepted indicates that Mr. Lee had no conflict of interest. Mr. Lee resigned as a director and officer of Med Net in April 2003.

* The alleged shuffling of the delegated Board terms of certain trustees to reduce the number of trustees to be elected at the Meeting from three to two is entirely without legal foundation and is intentionally misleading. Only the terms of class III trustees are expiring, therefore, two class III trustees are to be nominated for re-election at the Meeting.

* Greenlight's report on the Company's prior year's election results relating to the votes cast in favour of Jimmy S.H. Lee and R. Ian Rigg was incorrectly reported. The Company corrected the reporting of the results of such meeting in its Form 10-Q/A filed with the SEC on June 30, 2003. The Form 10-Q/A clarifies that Messrs. Lee and Rigg were duly elected at last year's shareholders' meeting.

SHAREHOLDERS'  MEETING

     In order to ensure that all shareholders are provided ample time to carefully evaluate the proposals being placed before them and in order to permit such shareholders to make an informed decision and to attend the Meeting if they so choose, management and the Board have rescheduled the time and the location of the Meeting to 10:00 a.m. (Vancouver time) on August 22, 2003. The rescheduled Meeting will be held at the Terminal City Club, 837 West Hastings Street, Vancouver, British Columbia, Canada. Shareholders of record as of July 23, 2003 will be entitled to vote at the Meeting. The Meeting had originally been scheduled for July 15, 2003.

     Shareholders will be asked to vote to elect two trustees of the Company. The Board strongly recommends a vote in favor of Per Gundersby and Michel Arnulphy. Per Gundersby has over 25 years experience at the highest levels in the European pulp and paper industry, including as the head of the leading international pulp and paper consultancy firm, Jaako Poyry. Mr. Arnulphy has been a trustee since June 1995 and was part of our Board during the conversion of the Rosenthal mill and the implementation of the Stendal project.

               WE URGE YOU TO VOTE FOR YOUR MANAGEMENT'S NOMINEES:
                        PER GUNDERSBY AND MICHEL ARNULPHY
================================================================================
                                   HOW TO VOTE
      YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

1. If your shares are registered in your own name, please sign, date and mail the WHITE Proxy Card to Georgeson Shareholder Communications Inc.

2. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the WHITE Proxy Card, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a WHITE Proxy Card to be issued representing your shares.

3. After signing the WHITE Proxy Card, do not sign or return the Green proxy card. Remember - only your latest dated proxy will determine how your shares are to be voted at the Meeting. IF YOU VOTED A GREEN PROXY
       CARD AND WANT TO CHANGE YOUR VOTE, YOU CAN DO SO NOW BY SENDING IN A WHITE PROXY CARD.

     PLEASE VOTE THE WHITE PROXY CARD. PLEASE DO NOT RETURN ANY GREEN PROXY CARD FOR ANY REASON. ONLY YOUR LATEST PROXY CARD WILL BE COUNTED. IF YOU HAVE ANY QUESTIONS, PLEASE CALL OUR PROXY SOLICITOR OR OUR INVESTOR RELATIONS AGENT:

     GEORGESON  SHAREHOLDER                     FD  MORGEN-WALKE
     COMMUNICATIONS  INC.                       380 LEXINGTON AVENUE, 50TH FLOOR
     17 STATE STREET,10TH  FLOOR                NEW  YORK,  NY  10168
     NEW  YORK,  NY   10004                     Phone:  (212)  850-5600
     Shareholders call toll free:               Shareholders: Eric Boyriven
     (800) 293-6057                                            Paul  Johnson
     Banks  and  brokerage  firms               Media:        Jeffrey  Zack
     please  call  collect: (212)  440-9800
================================================================================

     If you have any questions regarding Mercer, please call Jimmy S.H. Lee, Chairman, President and CEO, at (41) 43 34 7070.

     We  thank  you  for  your  consideration  and  continued  support.

Sincerely,
/s/  Jimmy  S.H.  Lee

Jimmy  S.H.  Lee
Chairman,  President  and  CEO
Mercer  International  Inc.

FORWARD-LOOKING  STATEMENT

     Certain statements in this letter may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the SEC, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.